Exhibit 10.22

PRESIDENTIAL

REALTY

CORPORATION	180 South Broadway – White Plains, N.Y. 10605 – (914) 948-1300

September 11, 2007

Arthur Cohen Trust
Martin Cohen Trust
Stephen Silverstein
Lyla Dolgin

Dear Partners:

          The Letter Agreement dated September 16, 2005 (the “Existing Letter Agreement”) with respect to loans to be made by PDL, Inc. (the “General Partner”) to PDL, Inc. and Associates Limited Co-partnership (the “Partnership”) is hereby amended in the following respects.

1)

Presidential will lend the Partnership up to an additional $500,000 for the purposes set forth in the Existing Letter Agreement, so that the total amount of the Loan (as defined in the Existing Letter Agreement) will be a maximum of $2,500,000.

2)	The interest rate on the last $500,000 to be lent by the General Partner will be 13% per annum and otherwise payable under the same terms and conditions as set forth in the Existing Letter Agreement.

3)

If the net proceeds of a refinancing of the existing first mortgage on the property (expected to be accomplished on or before May 1, 2008) are not sufficient to repay the Loan in full (including the additional $500,000 advance), then any unpaid principal balance of the Loan shall thereafter accrue interest at the rate of 13% per annum and be otherwise payable in accordance with the terms of the Existing Letter Agreement.

September 11, 2007

          Please sign a copy of this letter in the space provided below for your signature and return the executed copy to the undersigned in order to evidence your agreement to the above.

Very truly yours,

PDL, Inc.

By: /s/ Steven Baruch

Steven Baruch

Martin Cohen Trust

By: /s/ Alan Cohen

Arthur Cohen Trust

By: /s/ Arthur Cohen

/s/ Stephen Silverstein

Stephen Silverstein

/s/ Lyla Dolgin

Lyla Dolgin